Exhibit 5.1

May 1, 2019

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, IL 60018

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission on or about the date of this letter (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 14,470,539 shares (the “Shares”) of common stock, par value $0.01 per share, of US Foods Holding Corp. (the “Company”), which are authorized for issuance under the US Foods Holding Corp. 2019 Long-Term Incentive Plan (the “Plan”).

I am familiar with the Registration Statement and the exhibits thereto. As counsel to the Company, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies and (iv) the due authorization, execution and delivery of all documents.

I render this opinion only with respect to the General Corporation Law of the State of Delaware. I express no opinion concerning the application or effect of the laws of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

It is my opinion that each Share will be legally and validly issued, fully paid and nonassessable when (i) the Registration Statement becomes effective under the Securities Act, (ii) such Share is duly issued and delivered in accordance with the Plan and (iii) the Company’s books reflect the issuance of such Share to the person entitled to such Share against payment of the agreed consideration for such Share (in an amount not less than its par value), all in accordance with the Plan.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kristin M. Coleman

Kristin M. Coleman

Executive Vice President, General Counsel and

Chief Compliance Officer